Exhibit 10.64

MAXXAM SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As amended effective December 31, 2008)

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MAXXAM SUPPLEMENTAL RETIREMENT PLAN
(As amended effective December 31, 2008)

   MAXXAM Inc. has established this Supplemental Executive Retirement Plan in order to provide certain participants in the Pension Plan (as defined below) with the same retirement benefits they would have received under the Pension Plan were it not for certain limitations on benefits imposed by the Code (as defined below).  Effective January 1, 2005, this Plan became subject to 409A (as defined below) and this amendment and restatement of the Plan is intended to bring it into compliance therewith.

SECTION I

DEFINITIONS

           For purposes of this Plan, the following terms shall have the meanings set forth below.

           1.1.    Administrative Committee.  The Administrative Committee appointed under the Pension Plan.

           1.2.    Code.  The Internal Revenue Code of 1986, as amended from time to time.  References to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any comparable provision of future law that amends, supplements or supersedes such provision.

           1.3.    Company.  MAXXAM Inc., a Delaware corporation, and any successor thereof by merger, consolidation or otherwise.

          1.4.    Effective Date.  The Effective Date of this amendment and restatement is December 31, 2008.  This amendment and restatement shall not apply to any individual who terminated employment with the Employers prior to January 1, 2005 and whose entire benefit under the Plan was earned and vested prior to such date.  Notwithstanding any other provision of this amendment and restatement, any such “grandfathered” individual shall continue to be covered under the provisions of the Plan as in effect on December 31, 2004, and the provisions of this amendment and restatement shall not affect the manner in which such individual’s vested benefit is distributed.

           1.5.    Employers.  The Company and any other corporation, partnership or other entity that has adopted the Pension Plan.

           1.6.    409A.  Section 409A of the Code and applicable Treasury regulations and other guidance of general application thereunder, including Notices 2005-1 and 2007-86.

           1.7.    Participant.  An individual (other than a grandfathered individual described in section 1.4 hereof) who is a participant in the Pension Plan and who is selected by the Board of Directors of the Company (or a committee thereof) in its sole discretion to participate in this Plan.

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           1.8.    Pension Plan.  The MAXXAM Pension Plan.

           1.9.    Plan. This MAXXAM Supplemental Executive Retirement Plan.

SECTION II

BENEFITS

           2.1.    Amount of Participant’s Benefits.  Each Participant shall be entitled to receive under this Plan the actuarial equivalent of the difference between (a) the benefit that would have been accrued by the Participant under the Pension Plan as of December 31, 2005 but for (i) the maximum limitations on benefits imposed by section 415 of the Code and (ii) the maximum amount of compensation permitted to be taken into account under the Pension Plan because of the provisions of section 401(a)(17) of the Code and (b) the benefit actually accrued by the Participant under the Pension Plan as of December 31, 2005.  Actuarial equivalence for this purpose shall be determined using the same actuarial assumptions that would be used under the Pension Plan for a payment on the same date.

           2.2.    Time and Form of Payment of Benefits.  A Participant who has not already commenced payment under this Plan prior to the Effective Date (and who is not a grandfathered individual described in section 1.4 hereof) shall be paid his benefit under this Plan in a lump sum on the first day of the month following the later of the Participant’s termination of employment (within the meaning of 409A) or attainment of age 65, unless such Participant, prior to December 31, 2008, irrevocably elects payment hereunder in one of the alternative forms of distribution available under the Pension Plan commencing on the payment date set forth above.  Notwithstanding the foregoing, no payment under this section 2.2 shall be made to a Participant who is a “specified employee” within the meaning of 409A during the 6-month period immediately following his termination of employment, and any such payment due during such 6-month period shall be delayed, and shall be actuarially increased to reflect any such delay in payment (using the assumptions under the Pension Plan for calculating lump sum amounts), until the day following the expiration of the 6-month period.

           2.3.    Death Benefits.  Upon the death of a Participant (who is not a grandfathered individual described in section 1.4) who has not already commenced payment of his benefit prior to the Effective Date, his beneficiary shall receive a lump sum payment 30 days after his death equal to the actuarial value of (a) the survivor benefit that would have been paid to such beneficiary had the Participant elected to receive his benefit under section 2.1 hereof under the 100% contingent annuitant option (as described in the Pension Plan) commencing on the first day of the month following the later of his death or attainment of age 65, if such Participant dies before commencement of his benefit hereunder; or (b) the survivor annuity (or period certain payments), if any, the beneficiary would have received under the form of payment the Participant was receiving at the time of his death, if such Participant dies after commencement of his benefit hereunder; provided that such Participant may elect, no later than December 31, 2008, to have the actuarial equivalent of the survivor benefit due his beneficiary, if any, under clause (a) or clause (b) above, paid in its original form rather than being converted to a lump sum, commencing 30 days after the Participant’s death.  For purposes of the foregoing, actuarial value and actuarial equivalence shall be determined using the appropriate actuarial assumptions under the Pension Plan.  In the case of a Participant

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(who is not a grandfathered individual described in section 1.4) who already commenced payment of his benefit under this Plan prior to the Effective Date, his beneficiary shall be paid the survivor annuity (or period certain payments), if any, due upon his death under the form of payment the Participant was receiving at the time of his death, commencing 30 days after his death.   The beneficiary to whom amounts are payable under this Plan after the death of the Participant shall be the same as the beneficiary to whom amounts are payable under the Pension Plan after the death of the Participant, provided that once a Participant has either commenced payment hereunder or made the election described in the first sentence of this Section 2.3, his beneficiary for purposes of this Plan may not be changed.

           2.4.    Payment Dates.  Any amount paid before or after the payment date specified in this Section II shall be considered paid on such specified payment date if it is actually paid within the applicable grace period permitted by 409A.  Any such deviation from the specified payment date shall be within the sole discretion of the Administrative Committee or its delegate.

SECTION III

LIABILITY FOR PAYMENTS

           3.1.    In General.  Benefits payable under this Plan shall be the liability of the Employer that employed the Participant with respect to whom benefits are payable. If a Participant is entitled to benefits under this Plan attributable to periods of employment with more than one Employer, the Company shall determine the apportionment of liability among such Employers.

           3.2.    Unfunded Plan.  Benefits payable under this Plan shall not be funded, but shall be paid out of the general assets of the applicable Employer.

SECTION IV

ADMINISTRATION

           The Administrative Committee shall administer the Plan. The Administrative Committee shall have full discretionary authority to determine all questions arising in connection with the Plan, including its interpretation and the determination of eligibility for benefits, may adopt procedural rules and may employ and rely upon such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Subject to Section 6.4, decisions of the Administrative Committee shall be conclusive and binding on all persons.

SECTION V

AMENDMENT AND TERMINATION

           To the extent permitted by 409A, the Company may amend or terminate the Plan at any time; provided, that no such amendment or termination shall deprive any Participant or his beneficiary of any right to the total amount of the benefits that would have been payable under this Plan and under the Pension Plan prior to such amendment or termination had such Participant terminated employment immediately prior to the effective date of such amendment or termination. Any such action by the Company shall be binding on all Employers. To the extent permitted by 409A, any participating Employer (other than the Company) may withdraw from the Plan by action of its Board of Directors (or other governing body) and by giving at least 20 business days advance written notice to the Company unless the Company waives such notice or agrees to any shorter period of advance notice. As of the effective date of such withdrawal the Plan shall be deemed to terminate with respect to the withdrawing Employer.

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SECTION VI

MISCELLANEOUS

           6.1.    No Employment Rights.  The establishment of the Plan shall not be construed as conferring any rights upon any employee or any person for a continuation of his employment, nor shall it be construed as limiting in any way the right of any Employer to discharge any employee or to treat him without regard to the effect which such treatment might have upon him as a Participant under the Plan.

           6.2.    Forfeiture.  Notwithstanding any provision of this Plan to the contrary, if following termination of employment for any reason a Participant is found guilty (by a court of competent jurisdiction) of any act of fraud or dishonesty against an Employer, then all rights which the Participant or his beneficiary may have under this Plan shall be forfeited, any liability to the Employers to make payments hereunder shall terminate, and any payments previously made hereunder shall be recoverable by the Employers.

           6.3.    Non-Alienation of Benefits.  Except as otherwise provided by law, no benefit, interest, or payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid nor shall any such benefit, interest, or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, interest, or payment or be subject to attachment, garnishment, levy, execution or other legal or equitable process.

           6.4.    Claims Procedure.  The Administrative Committee shall establish a claims procedure in accordance with applicable law and shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a full and fair review of the decision denying such claim.

           6.5.    Liability Limited and Indemnification.  Except as otherwise provided by law, no Employer or any Person who is a member of the Administrative Committee or who is a stock or other equity holder, employee, officer, director, or manager of an Employer, shall incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person shall have acted in bad faith or have willfully neglected his duties in respect to the Plan; and as a condition precedent to his participation in the Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and beneficiary, and by any and all persons claiming under or through such persons, such waiver and release to be conclusively evidenced by any act or participation in or the acceptance of benefits under this Plan. The Company shall indemnify and hold each such natural person harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation or similar proceedings, commenced or threatened, or. in settlement of any such claim whatsoever) to the fullest extent permitted under the Certificate of Incorporation and By-Laws of the Company.

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           6.6.    Tax Withholding.  Benefit payments hereunder shall be subject to withholding, to the extent required by applicable tax or other laws.

           6.7.    Separability.  If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provision had not been included therein.

           6.8.    Captions.  Except for the definitions in Section 1, the captions contained herein and the table of contents prefixed hereto are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way affect the Plan or the construction of any provision thereof.

           6.9.    Usage.  Whenever applicable, the masculine gender, when used in the Plan, shall include the feminine or neuter gender, and the singular shall include the plural.

           6.10.  Governing Laws. The Plan shall be governed by and construed and administered under the laws of the State of Texas, except to the extent that such laws are preempted by Federal law.

EXECUTED as of the year and date set forth on the cover page hereof.

MAXXAM INC.

By:	/s/ M. Emily Madison
M. Emily Madison
Vice President, Finance

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